UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2006
STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9400 East Market Street, Warren, Ohio		44484
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (330) 856-2443
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
SIGNATURES
Exhibit Index
EX-99.1 Amendment No. 5 to Credit Agreement

ITEM 1.01 Entry into a Material Definitive Agreement.
     On March 7, 2006, Stoneridge, Inc. (the “Company”) entered into Amendment No. 5 (the “Amendment”) to the Credit Agreement dated as of May 1, 2002 (the “Credit Agreement”) by and among the Company as Borrower, the Lending Institutions Named Therein, as Lenders, National City Bank, as Administrative Agent, a Joint Lead Arranger and Collateral Agent, Deutsche Bank Securities Inc., as a Joint Lead Arranger, Comerica Bank and PNC Bank, National Association, as the Co-Documentation Agents. The Amendment modifies certain financial covenant requirements, changes certain reporting requirements, sets borrowing levels based on certain asset levels and prohibits the Company from repurchasing, repaying or redeeming any of the Company’s outstanding subordinated notes unless certain covenant levels are met. As a result, the Company now has availability of up to $100 million under the amended agreement, depending on certain asset levels. The revolving credit facility agreement expires April 30, 2008. Prior to the Amendment, the Company was restricted to access no more than $35 million of the $100 million credit facility due to certain financial covenants in effect prior to the current amendment.
     The Amendment increases the Company’s flexibility for borrowing capacity by lessening certain restrictions, one of which is the elimination of the fixed charge coverage ratio as defined in the agreement. The Amendment also restricts the Company’s ability to repurchase the previously issued bonds by requiring it to maintain a trailing 12-month $65 million EBITDA as defined in the agreement.
     A copy of the Amendment is attached hereto as Exhibit 99.1.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.
Date: March 9, 2006	/s/ George E. Strickler
George E. Strickler, Executive Vice President and Chief Financial Officer

Exhibit Index
99.1	Amendment No. 5 dated March 7, 2006 to Credit Agreement dated as of May 1, 2002 by and among the Company as Borrower, the Lending Institutions Named Therein, as Lenders, National City Bank, as Administrative Agent, a Joint Lead Arranger and Collateral Agent, Deutsche Bank Securities Inc., as a Joint Lead Arranger, Comerica Bank and PNC Bank, National Association, as the Co-Documentation Agents.